Exhibit 11.1

CODE OF ETHICS

GRUPO BANCOLOMBIA

(December 19, 2011)

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INTRODUCTION

Grupo Bancolombia business strategic is intended to meet financial needs of customers and is based on advisory with personal assistance, a close and friendly attitude, and generation of value added with the purpose of assuring service quality and promoting the country’s entrepreneurial growth and development.

We are convince that a culture based on principles and values helps achieve the strategy and increase a sustained value each Company can offer to its groups of interest.

For having an overview of basic ethical and transparency principles and guidelines, as well as strengthening culture and philosophy of Grupo Bancolombia companies (hereinafter called the “Companies” or the “Company,” as the case may be), the Board of Directors of Bancolombia S.A. (parent company of Grupo Bancolombia) has adopted this Code of Ethics (hereinafter called the “Code”).

This Code of Ethics consists of a number of minimum performance principles and values which are binding for Directors, Employees, and all other collaborators (hereinafter called “Officers”) from those entities of the Group which may adopt the Code by decision of their Boards of Directors.

Enforceability of the Code does not constitute the officers’ good criterion, responsibility, common sense, prudence, and ethical nature, which are all of them indispensable elements for achieving these persons’ best performance when developing their functions.

It is the role of the officers to give birth to this document by applying it in all their actions, following and complying with current norms applicable to each Company from those countries where the Group is present.

This Code is complemented with several special exhibits which develop specific ethical and behavioral norms with respect to: (i) treasury; (ii) collective fund management; (iii) Companies’ supervision and control entities; (iv) money laundering and terrorist financing risk management. Likewise, the Code of Ethics and its respective exhibits complete the Group’s Good Governance Code.

The Group is committed to make this Code of Ethics knowledgeable for all its officers and to evaluate its knowledge on a periodical basis.

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SECTION 1: GRUPO BANCOLOMBIA CORPORATE PRINCIPLES AND VALUES

Principles and values named below have been chosen by the Group since they have been deemed as the ones which identify more our performance model and these principles and values shall prevail for all its officers’ performance with respect to both personal behavior and business performance, especially in relation to those actions which could affect the Group’s reputation.

Principles.

•	Adherence to the law: All the Group’s officers shall strictly and properly adhere to legal provisions. Hence, they shall be bound by both text and spirit of laws, as well as provisions and regulations issued by relevant authorities, and the Group’s norms and policies.

•	Transparency: All activities of the Group shall be focused on the development of honest, transparent, and legal businesses. The Group’s officers should act in a clear, consistent, and timely way.

•	Respect: The officers shall act with respect and professionalism in all their relationships with shareholders, customers, suppliers, competitors, authorities, co-workers, and in general with all those persons and institutions they may interact with.

•	Loyalty: The Group shall make its best effort to make its officers’ performance be in compliance with relevant integrity, loyalty, and objectivity criteria.

•	Professionalism: The Group shall make its best effort to provide its customers and users with a service which can assure relevant meeting of their needs and give them serious, complete, and objective information.

•	Obtaining Results: For the Group, results obtained are as important as the means used for obtaining them. Therefore, officers shall first put the ethical principles before achievement of commercial goals, and the generation of a culture focused on complying with and making comply with norms and principles of this Code of Ethics shall be deemed by them as an essential factor.

•	Social Responsibility: Grupo Bancolombia conceives corporate responsibility as a whole compliance with our trade purpose, becoming an Organization which makes sustainable development processes easier for communities and groups of interest the Group is related to.

Our social responsibility policy is to make of the financial activity a sustainable development factor for society, promoting the inclusion of financial services and the development of high-impact social programs which may efficiently contribute to the construction of human resources and overcome poverty and inequality.

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Corporate Values.

•	Integrity: We act according to the strictest ethical and legal principles.

•	Transparency: We act in a clear, consistent, and timely way.

•	Respect for People: We give people a dignified treatment and value their differences.

•	Service Attitude: Our services are provided in a friendly, timely, and efficient way.

•	Team Work: We value and promote people’s contribution to achieve common objectives.

•	High Performance: We are permanently overcoming our goals and optimizing the use of resources to create value.

•	Customer-Oriented Relationships: We create long-term relationships with our customers who are our raison d'être.

•	Positive Attitude: We enjoy what we do and we are in a permanent search for possibilities.

•	Trust: We generate trust and manage information in a responsible way.

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SECTION 2. RELATIONSHIPS WITH SEVERAL GROUPS OF INTERST.

The following are the principles Grupo Bancolombia relies on with its groups of interest:

Customers and consumers: The officers of each Company in charge of relationships with customers and consumers shall at all times try to promote an environment surrounded with assistance, protection, and respect for them; the officers shall provide customers and consumers with true, sufficient, clear, and timely information which allow them to know their rights, obligation, and costs of products and services in an appropriate way.

Requests, complaints, and demands should be received on a timely and accurate basis according to law and through different channels as established by the Group. Officers shall at all times make their best effort to inform the customers about the mechanisms provided by the Companies to solve their requests, complaints, and demands, and they shall also inform them about the existence of a Financial Consumer Defense Office, if any.

Shareholders: Relationships of each Company with its main shareholders shall be executed according to limitations and terms as established by applicable norms in force and with strict compliance with provisions of both the bylaws and the Good Governance Code.

Officers of each Company shall refrain from carry out actions with shareholders of the Group’s Company they work for, when there is a conflict of interest (1) or when release of confidential information is involved.

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(1) Conflicts of interest are described in Section 5 of this Code of Ethics.

Authorities and Supervision Entities: Relationships of officers holding an office with governments of countries where the Group is present, with governmental entities, with supervision entities, and with all other authorities and public entities, shall be executed according to law, with respect, cooperative spirit, and according to principles herein described.

Suppliers: Selection, election, and hiring of suppliers shall be made at all times in an objective way. Hiring shall be made based on technical, professional, transparent, and ethical criteria. Processes developed with respect to hiring, such as knowledge of supplier, evaluation of supplier, good and service offer, and price quotation (among some others) shall assure the best cost-benefit ratio.

Competitors: Fair competition shall be a fundamental element in all operations and relationships with other banks and institutions of the financial market in those countries Grupo Bancolombia is present. Consequently, officers shall refrain from making comments which can affect the competitors’ image or making contributions to disclose rumors about them, executing actions intended to generate chaos or deception among their customers, or using and exploit their competitors’ reputation.

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Collaborators shall adhere to principles of healthy and free competition in the markets and comply with laws in force in relation to this field. No company or officer of the Group shall be part of agreements or execute actions which can affect a free competition.

All other Officers and Place of Work: Relationships in the place of work shall be executed with courtesy, cordiality, and respect. Likewise, a cooperative, team work, and loyalty spirit shall prevail, with a strict compliance with norms as established by the Internal Work Norms and this Code of Ethics.

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SECTION 3: PREVENTION OF IMPROPER ACTIONS AND FRAUD.

The Group’s Companies could be victims of dishonest actions which may affect their assets or profits or actions which may put their officers, products, services, and corporate image at risk. For this reason, prevention of improper actions and fraud is a norm of behavior for all officers.

Grupo Bancolombia’s fundamental premise is not to tolerate improper actions and fraud; consequently, when improper actions or frauds are identified, relevant immediate disciplinary actions shall be taken, including report of the event before relevant authorities when necessary.

Improper actions are those events which affect the Group or its customers in different aspects such as good management practices of the business, transparency of information to the market, credibility, trust, corporate image, and reputation. In addition to some other actions as described in this Code of Ethics, the Group has defined the following categories for improper actions:

• Misappropriation of Resources: In general, any appropriation, deviation, concealment or use of goods owned by or under responsibility of the Group to be used for purposes different from those for which they have been specifically acquired or received. This category includes without limitation the following:

- All kind of theft.

- Betrayal of trust.

- Embezzlement or undue use of confidential information.

- Physical appropriation of goods, with no authorization.

- Appropriation or concealment of money, securities (or similar documents), no matter if appropriation or concealment was a temporary occurrence.

- Incurring in unauthorized expenses for own benefit of third parties’ benefits.

- Unauthorized copy of programs, software or, in general, assets protected by intellectual property.

• Corruption: Corruption is defined as request or acceptance, offer or granting, by or for an officer of the Group, of any object with pecuniary value or other benefits such as gifts, favors, promises or advantages of any kind for himself/herself or for third parties, in exchange for action or omission of any kind of events related to his/her work or for having influence on a decision making or giving a favorable treatment.

Corruption actions include bribery of public or private officers, in his/her own name or in the name of the Group, in order to carry out a specific improper action or omit an action.

• False Reports: Reports intended to distort or conceal reality of a financial or commercial event with respect to own performance or that of third parties. Without limitations, the following are described as false reports:

-False information or information not reflecting reality, provided to third parties or other officers of the Group to conceal a deficient performance or to have access to personal bonuses or benefits or bonuses or benefits for third parties.

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-Omission or distortion of information which, according to legal provisions and the Group’s policies, should be released to the market or third parties.

-Use of information which leads to deception or confusion for investors, financial entities or third parties in general.

• Handling of Financial Statements: Handling of financial statements is defined as intentional production, alteration or suppression of records, in such a way that financial statements can be distorted. Without limitations, such manipulation includes:

- Defer entry of income in order to decrease results of a period.

-Defer or record of expenses on a date different from the causation date, with the purpose of improving results of a period.

- Use of provisional accounts or bridge accounts in order to distort meaningful income or expenses.

-Creation of false transactions with suppliers, creditors or third parties.

-Manipulation of account balances of both assets and liabilities.

-Periodical transfer of real or fictitious obligations of a creditor or debtor to another real or fictitious creditor or debtor with the purpose of distorting reality of balances, accounts collectable, accounts payable, and other assets or liabilities.

-Concealing accounting errors.

-In general, all kind of accounting manipulation of financial reality of the Group’s entities.

• Noncompliance with Legal Obligations:

-Intentional submission of false of inaccurate reports.

-False reports on compliance with legal regulations.

-Intentional concealment of legal violations.

• Technological Abuse: including unauthorized access to computational systems or sites with restricted access; violation of software licenses; implantation of virus or other harmful codes or any kind of sabotage, such as:

- Unauthorized access or disclosure of electronic files.

-Undue use of networks and other resources, including Internet.

-All kind of computational fraud.

3.1. General Obligation Associated to Improper Actions.

All officers, including those from companies having contracts with the Group, shall be bound to report any kind of suspicious action or evidence of an occurrence of improper action, as soon as possible. The report shall be executed through the Ethical Line without prejudice of the right to present complaints about suspicious illegal actions before relevant authorities and control entities.

The Group is committed to start relevant investigations in a complete, timely, and confidential way about the events reported, with the purpose of taking relevant actions for each case against the persons or entities committing these kind of improper actions, no mater their position or level. The results of the investigations shall be informed to relevant internal departments so necessary actions can be taken, including dismissals and reports before authorities, and damages and prejudices can be indemnified through relevant legal processes.

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Investigations shall be conducted according to provisions of applicable norms and shall respect the good-faith principle, the due process, and all other legal and constitutional warranties, and all persons shall be treated in a fair and equitable way, in compliance with relevant principles governing this Code of Ethics.

Likewise, the Group shall expect its officers to comply with legal requirements by reporting before relevant authorities all kind of illegal actions, improper actions, possible frauds, and facts they may have witnessed in relation to this kind of events; the officers shall also show a cooperative spirit with authorities by attending and participating in all kind of meetings and procedures they may be summoned or called.

The Group shall specifically expect its officers to provide necessary cooperation to relevant authorities in those processes or procedures where issues related to the Group can be discussed; that is, those cases the officers can be aware of for the exercise of their positions.

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SECTION 4. ABOUT RESOURCES AND ASSETS OF THE GROUP COMPANIES.

4.1. About General Goods.

Officers of the Group’s Companies shall use their time and the Group’s properties in an appropriate and reasonable way, considering them as assets of great value and without using them in an improper way or for personal benefit.

All electronic communication means and channels such as telephones, e-mail, internet, intranet, chats, technological tools, information technology, office computer systems, and other electronic communication devices provided by the Group, either at the work place or at any different place, are the exclusive property of the Group and should be used for appropriate business purposes and development of work activities needed for business activities.

Officers using resources and assets of the Group for personal purposes shall do it at their own criterion and with necessary prudence, understanding that content of all information technology data transmitted, created, modified, sent or recovered by any officer through this kind of means are the exclusive and sole property of the Group, and the Group shall be entitled at any time and without any kind of authorization to access and monitor information, messages, files, information technology data, and content of the same, and to carry out necessary validation it may deem necessary.

With respect to the use of information technology resources, offices shall follow the following ethical and behavior parameters:

•	To refrain from using the Group’s information technology resources and networks to carry out any of the following activities: save, store, distribute, edit or record material with insulting, racist or terrorist material, as well as “software,” videos, music, games or information with no legal license; to copy “software” the Group legally uses and/or discredit or slander third parties or other officers; to spread rumors, create panic, spread information technology virus or carry out other actions which may threaten people or equipment.

•	To strictly follow or norms issued by relevant authorities or the Group with respect to the use of internet, electronic mail, and all other technological, information technology, and office computer system tools.

•	To responsibly take care of and use all information technology equipment owned by the Group and not to change configuration without written authorization, except when being part of the employee’s activities or in compliance with a work obligation.

•	To refrain from making backup of the Company’s information or that of its customers in violation of procedures established by the Group with no authorization or in violation of policies and procedures set forth by the Companies. When backups are made, they should be under custody as established by the Group’s policies.

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•	To guard and keep under extreme reserve all information contained in the Group’s information systems and no to reveal it to third parties or provide physical, electronic or other kind of copy without authorization of the Group’s Companies.

4.2. About Goods Received as Payment.

Reception and management process of assets received by the Group’s Companies as a payment shall be made with transparency and with full compliance with the Group’s policies. Consequently, the following ethical and behavior policies shall be followed:

•	Officers of each Company of the Group involved in the acquisition, approval, and management process of goods and assets received as payment shall not be entitled to acquire such goods and assets for themselves or third parties either directly or indirectly or to participate in sale or acquisition process of those assets or to approve credit operations related to financing of those assets or goods for the purchaser.

Without prejudice of the provisions above, it should be understood that officers of the Group’s Companies shall in no cases receive commissions, remuneration or economic incentives resulting from the illegal sale of goods and assets received as a payment.

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SECTION 5. CONFLICT OF INTEREST.

5.1. Definition.

In general terms, a conflict of interest is understood as that situation in virtue of which a person as a result of his/her activity or position is faced to several alternatives to behave or make a decision with respect to opposed and incompatible interests, neither of which to be given benefits due to his/her legal or contracting obligations.

5.2. Situations which Can Result in a Conflict of Interest.

Since all potential conflicts of interest cannot be described, the Group relies on the commitment, transparency, good criterion, and good faith of its managers and officers, as an essential factor for the management of their personal and professional affairs and handling of situations which can result in a conflict of interest. In all cases and only for information, the following situations which can result in a conflict of interest have been identified:

•	To establish personal companies or businesses to develop activities similar to the ones of the Group’s entities, or to be a partner, employee, manager or advisor of them, except when directly ordered by Grupo Bancolombia’s Companies.

•	To be a partner, employee, manager or advisor of companies which are customers or suppliers of the Group’s companies, when such officers are part of the group of people who make decisions related to such customers or suppliers, except when directly ordered by the Group or when authorized by the Group.

•	To carry out personal investment on a company, if such an investment could affect or seem to affect his/her capacity to make impartial and objective decisions concerning businesses related to the Group.

•	To do or participate in businesses in which the Group can be counterpart and those in which a manager or officer may have a personal or family interest. Also, participation in companies which have established or are trying to establish businesses with Grupo Bancolombia.

•	To participate in activities which by themselves, by third parties, and by personal or third party’s interest, may imply competition with any of the Group’s Companies.

•	To participate in acquisition, hiring or investment decisions on assets for the Group when the officer, his/her spouse or relatives or companies where they may have shares are the suppliers of such assets.

•	To participate in analysis and approval of credit operations for himself/herself or his/her spouses, partners or relatives in the second degree of consanguinity, second degree of affinity or kinship by adoption or for juridical persons in which the officer or his/her relatives have an interest.

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5.3. Procedure for Handling, Management, and Resolution of a Conflict of Interest.

For the Group, conflicts of interest should be managed and solved according to specific characteristics of each case. Any situation resulting in a questionable event in relation to a possible existence of a conflict of interest should be faced as if it really exists.

When managers and officers are involved in a possible conflict of interest or when they may consider they could be involved in a conflict of interest, they should proceed according to the following provisions:

5.3.1.	Directors and President.

When holding a position as a Director (member of the Board of Directors), such a Director may be involved in a conflict of interest, the event should be reported immediately to all other members of the Board no later than during the next meeting of the Board and, in all cases, he/she will refrain from participating in discussions or decision making processes related to the case which has generated such conflict of interest. The decision thereof shall be made by all other members of the Board of Directors, without prejudice that the Board of Directors, upon evaluation of the specific situation, may deem that such a Director is not involved in a conflict of interest.

When the President of a Company is involved in a conflict of interest, he/she should report the event immediately to the Board of Directors no later that during the next meeting of the Board and, in all cases, he/she will refrain from participating in discussion or decision making processes related to the case which has generated such conflict of interest.

However, not all abstentions to make decision can be understood as a conflict of interest of Directors or the President.

5.3.2.	Officers who are not Directors.

As a general norm, it has been established that he/she who may be involved in a conflict of interest and should make a decision, should refrain from participating in such decision making, and the case should be referred to a hierarchically superior, without prejudice of the cases in which the Group has established mechanisms intended to manage such conflict of interests or has established inexistence of the conflict.

In all cases where an officer is involved in a conflict of interest while holding his/her position, he/she will report the case immediately to a hierarchically superior (Manager or a higher position).

The Manager (or a hierarchically superior), as the case may be, shall make a preliminary evaluation of the existence of a conflict of interest and, when a conflict of interest is occurring, the situation should be reported to the Group’s Committee of Ethics with the purpose of determining, in each specific case, the way of managing or solving the conflict of interest. When the Manager (or a hierarchically superior) deems a doubtful situation is occurring in relation to a possible existence of a conflict of interest, the case should be managed as if it exists.

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5.4. Relationship Certification.

With the purpose of avoiding a possible conflict of interest resulting from a relationship among several officers of the Group’s Companies, officers should complete a relationship statement and report the persons related to them (spouses, partners, relatives in the second degree of consanguinity, second degree of affinity or kinship by adoption). The Human Management Vicepresidency shall determine the periods to update such relationship statements by the Group’s Companies’ officers.

5.5. Gifts and Invitations.

Commercial services of the Group shall be better provided when its commercial decisions are based on commercial criteria with no influence of factors such as gifts, favors, donations, invitations, trips or payments.

Consequently, officers should not give, offer or accept, directly or indirectly, gifts, favors, donations, invitations, trips or payments while developing activities related to the Group’s Companies, which can affect their independence and have influence on their decisions to make businesses or operations easier for personal benefit or for the benefit or third parties.

Institutional or advertising gifts or invitations making part of the normal operation of businesses such as pens, books, reasonable cost invitations, etc. will be allowed.

When the price of a gift exceeds USD 200.00 (two hundred American dollars) or the equivalent amount in a local currency, the officer shall report the case to a superior (Manager or a hierarchically superior) so he/she can decide if the gift should be accepted or returned to the sender.

It should be reiterated that what has been stated above does not replace good criterion, prudence, responsibility, common sense, and ethical nature of officers to determine those cases in which gifts or invitations can affect their objectivity, impartiality, independence, and generation of possible conflicts of interest.

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SECTION 6: SITUATIONS PROBIHITED FOR MANAGERS AND EMPLOYEES OF GRUPO BANCOLOMBIA

The Group has identified a set of prohibited events which should be observed by managers and officers of the companies which are part of the Group. Such events are the following:

•	To refrain from participating in illegal activities, businesses or operations or contrary to the Group’s interests, which may result in a failure to comply with their duties and responsibilities or put the Group’s reputation at risk.

•	To refrain from performing any business or operation based on feelings such as friendship or enmity.

•	To refrain from recommending performance of an operation based on confidential information they may know for their activities or positions.

•	To avoid obtaining personal or family benefits from suppliers, contractors, third parties, customers or users, due to the positions they hold, except for provisions of the Code of Ethics in relation to gifts and invitations.

•	To refrain from offering, requesting or accepting commissions or any kind of compensation for any transaction or business involving the Group, with the purpose of assuring effectiveness or results of such a transaction or business.

•	To refrain from granting any kind of discounts, prime rates, reductions or exemptions, based on friendship or relationship, or not consistent with the Group’s commercial policies.

•	To refrain from taking, in virtue of their positions, undue advantage of the benefits the Group has granted on an exclusive basis, for the benefit of relatives of third parties.

•	To make a personal management of the customers’ businesses; therefore, they should not act as advisors, proxies or representatives of customers. Operations on behalf of customers are strictly prohibited.

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SECTION 7. INFORMATION SUBJECT TO RESERVE; CONFIDENTIAL INFORAMATION; AND USE OF RESTRICTED INFORMATION

7.1. Scope and Definition of Information Subject to Reserve.

As an actor of the financial and exchange market, the Group protects banking and exchange reserve; for this reason, information subject to reserve is all kind of information that, although is not freely accessible for public, shareholders, customers, and all other financial consumers, has been provided for its relation to the Group’s Companies; therefore, the Companies should promote the protection of such information and refrain from disclosing aspects which, due to commercial, personal or legal reasons, should not be freely accessible for general public.

Disclosure of banking and exchange confidential information can only be made by direct order of competent authorities and as legally established with respect to the Group’s Companies.

7.2. Norms for Protection and Management of Information Subject to Reserve.

The Group has defined a number of actions managers and officers of the Companies should execute with the purpose of assuring at all times that the information subject to reserve owned by the Group shall be protected and assured according to the legal provisions governing this field. Such actions are the following:

•	To assume that the information about shareholders, customers, and all other financial consumers is confidential, except when the contrary is clearly evident.

•	To refrain from providing information, documents or data about the operations executed with the Group’s Companies by shareholders, customers, and all other financial consumers, to persons different from the same shareholders, customers or consumers, except when they have authorized this or when competent authorities have requested such information, or when providing this information is strictly necessary for complying with the officer’s activities or when such request has been made by persons empowered to request and/or have access to that information.

In no case during the period working for the Group or after leaving one of the Companies, managers or officers shall be entitled to directly or indirectly use or disclose information subject to reserve to any person.

7.3. Scope and Definition of Confidential Information.

Confidential information has been defined by the Group as that information which has not been disclosed to the public and is not easily accessible by those who usually consult it or use it and/or has been subject to special protection measures taken by the Group’s Companies. Confidential information shall be protected by all the Group’s Companies’ officers.

7.4. Norms for Protecting and Managing Confidential Information.

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The Group has established the following norms so that managers and officers can protect and manage confidential information:

•	The Group’s officers shall have access to confidential information only when their positions or powers allow them to have access to confidential information as describe by the Group. If the officer receives confidential information by mistake, he/she should report this event to his/her immediate superior so necessary corrective actions can be taken.

•	Passwords or access codes for the Group’s equipment shall be personal and confidential; consequently, they shall not be revealed to other officers or third parties authorized for this purpose, avoiding that unauthorized people can have access to the information.

•	Information related to special business, commercial or strategic projects of the Group shall be collected or eliminated from the facilities used for developing the project. Boards used in such meetings shall be totally erased at the end of the meetings.
•	For the Group, reports of suspicious operations (as an element of our money laundering and terrorist financing risk management system) are strictly confidential and any behavior intended to disclose the existence and reasons for the report is prohibited.
•	Officers shall not be entitled to disclose or transfer to third parties technologies, methodologies, know-how, and industrial, commercial or strategic secrets owned by the Group’s Companies or suppliers.
•	Managers and officers of the Group shall refrain from making comments to third parties (including friends and relatives) about topics related to business and projects of the Group and, in general, information deemed as confidential and accessed due to their positions. If this kind of topics should be discussed in public places for specific and exceptional circumstances, officers shall act with total discretion and prudence, making specific interventions and always following the good criterion of what he/she can disclose and, in all cases, protecting the good name and reputation of the Group’s Companies.
•	Information contained in the risk and internal control management systems of the Group’s Companies shall be subject to confidentiality; consequently, this information shall not be informed or communicated, by any reason, to other unauthorized officers or third parties or persons empowered to know that information; and existence of each system tools, studies, records or reports contained in such systems and the reasons for their existence shall not be informed or reported.

7.5. Restricted Information.

Restricted information shall be understood as information, documents, supporting documents, and specific data (owned by the Group’s Companies or by its customers and all other financial consumers, suppliers, shareholders, directors, and officers) only accessed by some persons authorized due to their positions, powers, or activities.

Among restricted information, we can find that obtained from participation of officers when preparing financial statements, developing products or businesses, preparing high impact and strategic projects for the Group, making critical administrative decisions for investment, purchase and/or sale of tangible assets and reorganization of companies, secretary general office topics, institutional and corporate issues of each of the Group’s companies, and topics associated to investment banking, among others.

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When the Group’s officers are part of special projects where they can have access to restricted information due to their activities or participation in such projects, they should (in addition to comply with restricted information management norms) sign an agreement and deliver it to the Director or Leader of the project before starting works on the project.

7.6. Procedures to Avoid the Use of Restricted Information.

The Group has adopted specific procedures for managers or officers who, due to their activities and powers, have access to restricted information.

7.6.1. Procedure for Authorization and Control for the Mangers to Transfer the Group’s Companies’ Shares.

While holding their positions, managers of the Group’s Companies shall be entitled (on their own or through third parties) to transfer or acquire shares of the Company they hold their positions, provided that those are operations not associated to speculation and having due prior authorization of the Board of Directors, given with favorable vote of two thirds of the members, excluding the requester. When at the Board of Directors’ discretion such authorization should be given by the Assembly of Shareholders, the Assembly shall give such authorization through favorable vote of the majority of members, as established by the bylaws, excluding the requesters’ vote, when the manager is a Company’s shareholder.

The Code of Good Governance shall include the procedure for giving authorization and control to transfer each Company’s shares.

7.6.2. Statements and Certifications Associated to the Use and Management of Restricted and Confidential Information to Negotiate Bancolombia’s Shares.

In order to avoid own benefits with the use of confidential information, the Group’s officers participating in study and/or execution of projects, being part of structuring processes or having access to financial, treasury, accounting, exchange market, juridical, risk, internal control or strategic information for the Group’s Companies, should reveal and manage their personal investments with transparency.

Each President or Vicepresident of the Group’s Companies shall certify which officers are authorized to have access to this kind of information. From these officers, the Group shall demand relevant signing of an agreement associated to the use of restricted information they may have access to.

Additionally, the following restrictions are applied to these officers in relation to the negotiation of Bancolombia’s shares.

•	The operation shall not be subject to speculation. Speculation purposes are presumed when, for instance, the following three events occur: i) between purchase and sale of shares suspiciously short periods have passed; ii) exceptionally favorable or unfavorable events have occurred for the Bank; iii) a significant profit has been reached with the operation.
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•	In all cases, the operation shall not be executed during the following periods: (i) during January, April, July, and October each year; (ii) during the first ten (10) calendar days of remaining months; (iii) during the time going between the time when the managers have known a relevant operation or business to be executed by the Company and the time when such operation or business have been revealed to the market.

In addition to legal restrictions applicable to the Group’s Companies with the purpose of avoiding the use of confidential information by their officers, the Companies shall be entitled to determine the cases when there are restrictions, controls or prohibitions to execute treasury or exchange market operations which their officers may want to execute in relation to securities of issuing companies belonging to the market where the Company is operating.

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SECTION 8. ABOUT DONATIONS AND CONTRIBUTIONS AND POLITICAL ACTIVITIES OF THE GROUP OFFICERS.

The Group’ officers shall not be entitled to make donations or economic contributions on behalf of the Group’s Companies, except for those expressly authorized by the Assembly of Shareholders, the Board of Directors, the President of each Company or those officers authorized by the Group to make such decisions according to the powers granted.

However, the Group’s officers shall be entitled to make personal donations or economic contributions and at their own discretion, but refraining at all time from using their relationship to the Group to make such donations and contributions and executing them when the Group’s interests can be either favorably or unfavorably impacted.

No officer of the Group shall be entitled to participate in political activities, except when participating on a personal basis and at his/her own discretion. The Group shall allow its officers to participate, on a personal basis, in all political activities, as long as his/her participation does not affect professional objectivity or decrease the officer’s devotion he/she should show in his/her position. In all cases where officers participate in political activities at his/her personal discretion, the following norms should be observed:

•	To report to his/her hierarchically superior.
•	To carry out activities in such a way that they do not interfere with his/her work schedule.
•	To refrain himself/herself from mentioning or using his relationship to the Group for purposes of his/her political activities.
•	To refrain himself/herself from being involved in any decision which may favorably or unfavorably impact the Group’s interests.
•	To refrain himself/herself from executing political activities or proselytism for personal purposes or in favor or third parties within the Group’s facilities.

Exercise of public positions shall be previously authorized by the Group’s Company such officer works for.

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SECTION 9. GRUPO BANCOLOMBIA ETHICS COMMITTEE.

The Group has a sole Ethics Committee in charge of supervising compliance with provisions contained in this Code and its relevant supplementary exhibits, as well as determining actions necessary for knowing, disclosing, and strengthening the highest ethical and behavior standards of each Company of the Group and conflict resolution it may be empowered to solve. This Committee shall have operation regulations.

The Group shall have only one Ethics Committee for all the Group’s Companies, and this committee shall consist of five (5) members, as follows:

- Bancolombia Human Management Vicepresident.

- Bancolombia Administrative Vicepresident.

-1 President for domestic affiliate Companies of the Group.

-1 President or Manager for foreign affiliate Companies of the Group.

Bancolombia General Audit Vicepresident and a person appointed as Secretary for the Committee shall be entitled to attend the Committee as permanent guests. Likewise, the Committee shall be attended by those persons the Committee may invite with the purpose of informing and developing several topics at the committee meetings.

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SECTION 10. INFORMATION AND COMMUNICATION CHANNELS.

Grupo Bancolombia has established the following information and communication channels associated to ethical subjects:

10.1. Ethics Line.

By this Code the Group has established relevant general ethical guidelines to be followed by the officers with respect to most situations occurring associated to management of improper actions, conflicts of interest, and confidential or restricted information, whether giving or not details of all problems which can emerge on their daily life. In this way, when any doubt may arise about an improper behavior for a specific situation, such officer shall report this situation to his hierarchically superior before making any decision.

In all cases, when abnormal situations of facts are detected as committed by officers or third parties, which may affect or could damage the interests of the Group or its customers, suppliers, employees, shareholders or directors, such officers shall report this on a timely basis to their hierarchically superiors. If they cannot report this event or if the officers decide not to report it, they shall inform this situation through the Ethics Line, which is a tool which has been implemented by the Group for such purposes.

Reports of improper actions received through the Ethics Line shall be simultaneously and immediately transferred to several departments of the Group which are devoted to carry out relevant validation or investigation of the case, with the purpose of avoiding any kind of conflict of interest which can have an influence on the investigation. Officers, suppliers, and customers of the Group can report these cases through the following channels on the Ethics Line 24 hours a day:

E-mail: lineaetica@bancolombia.com.co

National Line in Colombia: 01-8000-5244499.

International Line: 800 # of the Country.

By request of the person providing the information, his/her identification shall be kept totally confidential.

10.2. External Communications.

Presidents of the Group’s Companies or their delegates shall be spokesmen of their respective entities before the Group and before third parties, in relation to all affairs associated to corporate development and the entity’s own businesses, as well as all those topics related as important to be treated.

Consequently, some other unauthorized officers shall refrain from providing statements to communication media in relation to the business topics, the performance of the company they work for or performance of any other entity of the Group or its customers, suppliers, competitors or securities issuers.

If officers are participating in special projects requiring disclosure on the communication media, a direct discussion should be made with his/her hierarchically superior and the Group’s Communication Direction about the best way to carry out such a communication.

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Hence, only expressly authorized persons shall be entitled to provide statements on the communication media.

Any relevant information the Group may disclose to the market in compliance with both domestic and foreign norms, shall be subject to truth, clarity, sufficiency, and opportunity criteria.

Officers shall refrain themselves from communicating or disclosing information which could damage the image or good-will of the Group or those of third parties, in violation of relevant mechanisms established for such purposes.

10.3. Social Networks.

Participation of officers on social networks such as Facebook, Twitter, YouTube, etc., shall be made on a strictly personal basis. When topics related to Grupo Bancolombia or its products or services are involved, the officer wishing to participate shall provide his/her identification as such by using his real name and clearly establishing his/her position. In such cases, the officer shall be abided by the following norms:

•	The officer shall be sure that information provided is consistent with his/her position and Grupo Bancolombia’s values.

•	The officer shall show respect for the public by responsibly expressing his/her opinions and creating value to the same.

•	The officer shall comply with provisions of this Code about the information management.

•	The officer shall not make any comments involving legal consequences.

•	The officer shall not lead into errors or raise false expectations about Grupo Bancolombia’s products or services or make commitments out of his/her reach or competence.

•	The officer shall refrain himself/herself from making comments about races, religions, personal insults, obscenities or any kind of offensive language.

•	If the topic is related to political issues, the officer shall not mention his/her condition as an officer working for Grupo Bancolombia.

In all cases, participation of officers in several social networks does not express or reflect the official opinion of Grupo Bancolombia, neither this situation compromises Grupo Bancolombia or renders it liable for such an action.

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SECTION 11. ABOUT THE PENALTY CODE.

Any violation against procedure or norms contained in this Code of Ethics and its supplementary exhibits, either actively or by omission of duties, shall result in relevant penalties for Directors, Managers or Officers, as the case may be, according to provisions of the Labor Code, the Internal Labor Norms, the Financial System Statutes, and norms in force, without prejudice of the civil or criminal liability actions which shall be executed by the Company’s representatives.

With the purpose of classifying the penalties, the following factors such as repeat offense and losses for the Company or its customers, etc., shall be taken into account. Such precaution shall be included in relevant contracts and shall be reported to the managers.

In addition to the internal penalties the officer can be submitted to for his/her failure to comply with his/her duties, the Group shall, at its own discretion, start relevant procedures based on the norms of the country where the Group’s Company the officer works for has its domicile.

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SUPPLEMENTARY ETHICAL AND BEHAVIOR NORMS

This Code of Ethics is completed with the following special appendixes which reflect principles and values incorporated to this document:

Appendix No. 1. ETHICS AND BEHAVIOR IN TREASURY OFFICES.

Appendix No. 2. COLLECTIVE FUND MANAGEMENT ETHICS AND BEHAVIOR.

Appendix No. 3. ETHICS AND BEHAVIOR FOR CONTROL AND SUPERVISION ENTITIES OF THE GROUP’S COMPANIES.

Appendix No. 4. ETHICS AND BEHAVIOR WITH RESPECT TO MONEY LAUNDERING AND TERRORIST FINANCING.

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Appendix No. 1

BEHAVIOR NORMS IN GRUPO BANCOLOMBIA
TREASURY OFFICES

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Grupo Bancolombia officers being part of the negotiation meetings (middle and back offices) shall act according to the ethics and behavior norms as defined in this document; norms intended to complete and develop principles, values, and provisions established in the Group’s Code of Ethics.

This document is consistent with and completes regulations applied to each company of the Group, with the Treasury Management Manual, with the Market Risk, and in general with all internal documents the Companies may have associated to treasury issues. Such internal documents shall contain additional definitions this document has not established.

Companies from Peru, Panama, Puerto Rico, El Salvador, and some other countries where the Group may be present, shall be entitled to establish additional and supplementary provisions to both this document and the Code of Ethics, with the purpose of complying with regulations and requirements demanded by relevant control and supervision entities from each one of the Companies; however, they shall make their best effort to preserve culture, philosophy, ethical nature, as well as principles and guidelines as established by the Group in relation to ethics and transparency.

In those cases where some provisions to be incorporated to the foreign Companies are against the general framework of behavior of Grupo Bancolombia, the Company shall advise about such a situation to the Ethics Committee of the Group which shall analyze the most suitable and appropriate way to adopt such provisions according to each foreign Company’s case.

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SECTION 1. DEFINITIONS AND GENERAL PRINCIPLES.

1.1.	Definitions.

The following definitions shall be taken into account:

- Back Office: Area responsible for managing, executing, and controlling the Group’s negotiation meetings supporting processes with the purpose of improving productivity and assuring quality, opportunity, and safety of services offered to customers.

- Certification: In compliance with provisions of this document, certification shall be understood as the procedure by means of which officers defined as persons members of the Registro Nacional de Professionales del Mercado de Valores (RNPMV, for its initials in Spanish) shall accredit technical and professional competence before a certifying entity (currently AMV in Colombia).

- Showing Market: Understood as that market which developed outside the securities negotiation systems.

- Negotiation Meeting: Any space or office in which the Group’s Companies’ officers being part of the front office may structure, execute or conduct treasury operations, either by themselves or by third parties, having access to negotiation and/or registration systems information of active or passive operations on screens.

- Middle Office: Areas responsible for measuring and analyzing risks, review, and periodical evaluation of valuation methodologies of financial instruments, design of reports related to treasury activities and verification of compliance with policies and limitations as established by the norms applicable to each Company by the Board of Directors and several entities thereof.

- Treasury Operations: Without prejudice of legal or internal restrictions each Company may establish for conducting treasury operations, treasury operations for Grupo Bancolombia shall be executed in the money market, in the capital market, in the exchange market, and in the derivatives market.

- Persons to be Registered in the “Registro Nacional de Profesionales del Mercado de Valores” (RNPMV): People who should registered in the RNPMV of Colombia Financial Superintendency and must be certified. The following persons shall be included:

a) Natural persons who, while serving in a Company, are in charge of directly structuring operations, no matter the kind of contract they have signed with the Company.

b) Natural persons who directly manage or execute mediation operations in the securities market.

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c) Natural persons who directly manage collective funds handled by the Group’s Companies.

d) Natural persons who directly manage collective investment funds subject to permanent inspection and supervision by Colombia Financial Superintendency.

e) Natural persons who promote execution of mediation operations in the securities market.

1.2.	Ruling Principles.

In addition to the principles established in the Code of Ethics, the following ruling principles shall be known, adopted, applied, and observed:

Compliance with Law: Officers shall appropriately and strictly comply with all legal provisions applicable to the Group’s Companies, especially those related to treasury, as well as internal norms as established for such a purpose.

Equity: The Group’s officers conducting treasury operations shall show the best relationship with customers and give them (and their counterparts, competitors, and institutions they may interact with) a friendly and cordial treatment with respect, regard, and comprehension.

Loyalty: All the Companies of the Group and their officers shall act in an upright, honest, and objective way with regards of all people involved in treasury issues in any way. For such a purpose, they shall adopt the following norms:

•	To refrain from acting in a conflict of interest situation.
•	To refrain from giving fictitious, incomplete or inaccurate information.
•	To avoid behaviors which may result in errors when executing treasury operations.

Professionalisms and Impartiality: Officers being part of the negotiation meetings (middle and back offices) shall act with impartial criteria, making sure that, when possible, all operations are closed at the market prices. Consequently, no agreements between operators are allowed for exchanging instruments or securities at prices different from the ones established in the market, intended to alter settlement prices. Registration shall refer to the agreement between the parties.

Operations outside the market averages according to methodologies defined by the market risk area and duly reported, shall include a written explanation provided by the officers in charge of such negotiations.

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Objective Selection: When depositing, disposing of, acquiring, handling, or having custody or, in general, managing treasury assets, the best proposals for the Group shall be selected observing objective factors.

Transparency: All treasury operations shall be executed with strict compliance with policies, rules, and procedures as previously established by regulations applicable to each company of the Group and relevant entities and authorities, as well as internal policies as established by the Group.

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SECTION 2. DUTIES AND OBLIGATIONS.

The Group’s Companies’ officers being part of the negotiation meetings (middle and back offices) shall comply with duties and obligations as established in this section.

a. To carry out treasury activities and operations with loyalty, honesty, accuracy, commercial integrity, uprightness, and compliance to the best interest of the market and the people involved in the market.

b. To observe due diligence when receiving and executing purchase orders and sale of securities and currency, and when conducting operations on behalf of customers.

c. To promote good practices so that markets where treasury operations are conducted are based on a free and loyal competition.

d. To obtain and provide customers with relevant information to carry out treasury operations.

e. To deliver customers on a timely basis (if the case may be) all documents related to businesses completed.

f. With respect to commercial relationships with customers, the best effort shall be made to establish if operations conducted through the Treasury area (according to their type, amount, frequency, and volume) are consistent with the activity, the profile, and the segment in which the customer has been classified, and with any other kind of related information available.

2.1. Duties and Obligations Related to Personal Investments.

Personal investments of officers being part of the treasury offices (middle and back offices) shall always be executed bearing in mind the good name and good will of the Group’s Companies, compliance with applicable regulations in force and provisions contemplated in several codes and manuals of the Group.

In order to avoid a personal benefit in favor of officers due to the use of confidential information, personal investments conducted by all officers being part of the negotiation meetings (middle or back offices) shall be disclosed and managed with transparency and executed with no speculation.

Speculation shall be presumed when the following three requirements have been met: i) suspiciously short periods of time between a purchase and a sale have passed; ii) situations exceptionally favorable or unfavorable for the Company associated to the operation have occurred; iii) the officer has received a significant profit from an operation.

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All this without prejudice of the good criterion, prudence, responsibility, and common and ethical sense o the officers to determine the cases in which they may be involved in situations deemed as speculative.

Officers being part of treasury operations shall be entitled to make investments through common funds, collective funds or collective investment operations, even when such operations are based on speculation.

Management of the Group’s Companies offering services such as collective fund management and collective investment operations, shall give a list of the officers who are not allowed to make personal investments in collective funds, funds or collective investment operations they manage.

However, Presidents of the Group’s Companies shall be entitled to create restrictions, controls or prohibitions different from the ones established in this documents in order to avoid the use of confidential information, and to determine (in addition to relevant legal restrictions applicable to officers with respect to investments) the cases in which this document can be specifically applicable to officers who are not part of the treasury in association with personal investments.

2.1.1. Personal Mediation Operations Associated to Bancolombia operations:

When an officer is part of negotiation meetings or middle or back offices and he/she, on his/her own, purchases or sells Bancolombia shares, the following restrictions shall be applied:

• The operation shall not be executed based on confidential information.

• The operation shall not be executed based on speculation. Speculation shall be assumed when the following three requirements are met: suspiciously short periods of time between a purchase and a sale have passed; situations exceptionally favorable or unfavorable for Bancolombia have occurred; iii) the operation has resulted in a significant profit. In all cases, any operation associated to Bancolombia operations shall not be executed during the following periods of time: (i) during January, April, July, and October, each year; (ii) during the first ten (10) calendar days of remaining months.

2.1.2. Rules to Make Personal Investments.

Personal investments executed by officers who are part of the negotiation meetings (middle of back offices), which purpose is not deemed as having a speculation nature, shall be in compliance with the following instructions:

i. All personal investments and operations shall be reported on a bimonthly basis to relevant area the Group’s Company where the officer works may establish for this purpose. Such report shall include the source or origin of resources. Such information shall be recorded on relevant form prepare by the Group for this purpose.

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ii. Personal investment activities and products associated to treasury operations shall be executed through the Group’s Companies, except for those cases where the Companies are not offering such a product or providing such a service, or when such operations are not received for the amounts involved. The Group shall determine the Companies through which treasury operations can be executed according to the specific market involved (money market, capital market, foreign exchange market, and derivatives market).

iii. No officers shall be entitled to use his/her station or office to consult or carry out treasury operations for his/her own benefit or personal investments. When personal treasury operations will be executed through the Group’s Companies, relevant procedure established by the Group shall be observed.

iv. If as consequence of the officer’s work status, he/she receives Bancolombia shares as compensation, he/she shall not be entitled to carry out operations with such shares with speculation purposes.

v. Officers being part of the treasury management shall authorize the Group’s Companies they work for the access to information and consultation of personal information related to personal investments.

2.2. Duties and Obligations of Parties Related to Officers.

At Grupo Bancolombia’s discretion, parties related to an officer being part of the negotiation meetings (middle or back offices) are the following:

a. Spouse, permanent partner, and people related to the officer in the second degree of consanguinity, second degree of affinity, and kinship by adoption.

b. Juridical persons the officer is working for as a manager, director, and/or member of any control entity.

c. Juridical persons from which the officer is a real beneficiary of over 5% of the Company’s stock capital.

d. Juridical persons where his/her spouse, permanent partner or relatives (in the second degree of consanguinity, second degree of affinity, and kinship by adoption) are involved as described in paragraph b above.

e. Natural and/or juridical persons with whom there is a contracting, personal or family relationship, or any other kind of relationship which can affect relevant objectivity and impartiality to be observed in a commercial relationship.

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For the abovementioned, officers shall inform on a yearly basis about the parties involved, through relevant mechanisms established by the Group’s Companies for such a purpose. Likewise, officers shall observe the following behavior and ethics norms with respect to the abovementioned related parties:

- Officers being part of the negotiation meetings and the back office shall not be entitled to provide advisory, disclose information or assist their related parties on behalf of the Group’s Companies, when such related parties are the Group’s Companies’ customers and/or when executing treasury operations.

- Officers shall not be entitled to provide their related parties with any kind of information about operations, activities, businesses or information known and associated to the performance of treasury activities.

- Officers being part of the negotiation meetings or the back office shall not be entitled to carry out treasury operations when their counterparts are related parties. The treasury officer shall inform about this conflict of interest to his/her immediate superior so that he/she may assign a different officer and relevant treasury operation can be successfully executed.

2.3. Duties and Obligations Related to Access and Use of Devices and Electronic Equipment, Registration of Operations, and Third Parties’ Access to the Negotiation Meetings.

The Group’s Companies’ officers being part of the negotiation meetings (middle and back offices) shall give an appropriate and reasonable use to the goods owned by the Group’s Companies, giving them a great-value asset treatment and not using them in an inappropriate or imprudent manner or for personal benefit. For such a purpose, officers shall observe the following behavior norms:

•	Treasury operations requiring use of telephones shall be conducted with telephones having call recording devices. Likewise, transactions conducted shall be documented so they can be used as evidence according to the operation and through procedures and models established in the treasury operational risk manual or according to special forms created in each Company of the Group.

•	Use of Blackberry, smartphones, mobile phones, models, and all other devices which can be used to execute communications in the negotiation areas is prohibited; for such a purpose, when officers attend the negotiation meetings, they shall deliver the communication devices to a persons duly assigned by the Company for this purpose or they shall keep it in lockers previously arranged for this purpose.

•	Before closing the negotiation and according to provisions set forth for each customer or by relevant entities created within the Group’s Companies for this purpose, each treasury operation conducted by officers shall observe relevant norms with respect to limitations for granting credits or maximum amounts of indebtedness or risk concentration.
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•	Before executing a negotiation with a customer, officers being part of the negotiation meetings shall verify an updated list of officers authorized by counterparts and the Group’s Companies to carry out treasury operations. When applicable, as it occurs with derivatives operations, verification of maximum authorized amounts per transaction by means of which officers of counterparts and the Group can make negotiations; officers being part of the negotiation meetings shall also make relevant verification thereof.

•	Participation of third parties in negotiation meetings. Officers being part of negotiation meetings, visited by third parties or other officers of the Group who are not part of the treasury area, shall be responsible for access to information such persons can be exposed to and for disclosure of confidential or restricted information of the Group’s Companies in relation to treasury issues.

2.4. Duties and Obligations Related to Training, Certifications, and Professionalization of Treasury Operations.

The Manager of the Head of Area shall at least once a year make his/her best effort to make his/her staff update and/or renew certifications required by norms in force in relation to mediation operations.

Each Manager shall evaluate every year the needs for knowledge and updating of people he/she directs, as well as training requirements related to specialized, innovative, and supplementary topics associated to mediation and, in general, relevance to attend seminars, forums, and events deemed as necessary for reaching a good and suitable development of the area he/she works for.

Officers shall also know the policies defined to carry out each mediation operation according to guidelines as established by the Company they work for, and they shall also know and apply relevant procedures for risk management with the purpose of observing relevant policies and guidelines as contemplated by the Group. Risk Vicepresidency shall inform about risk management policies and documents and manuals where such policies are contemplated.

Policies about management of information, users, and passwords defined for the Group’s Companies shall be strictly observed. For such a purpose, officers are required to be responsible for users and personal passwords assigned for each operation.

Consequently, lending users and passwords is not allowed among officers, either temporarily or permanently.

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2.5. Duties and Obligations Related to Customers of the Companies and Counterparts.

In general terms, all the Group’s customers related with several treasury operations shall be subject to periodical review according to each treasury operation, the kind of transactions usually conducted with this customer, and verification of the customer’s legal capacity to carry out such operations, among others.

a. In relation to existence, legal capacity, and representation of counterparts, the following behavior norms shall be observed:

- In relation to juridical persons, the first step to take is to examine the existence and legal representation certificate with the purpose of determining the counterpart’s capacity to execute their operations. If the certificate is reviewed and their capacity to execute treasury operations is not determined, relevant bylaws of incorporation articles shall be requested in order to verify their legal capacity to execute treasury operations with the Group’s Companies.

- When legal capacity of the counterparts has been duly verified, the persons who can act as the counterpart’s representatives to execute treasury operations should be clearly established, and powers granted to them shall be verified since such powers are always described in the existence and legal representation certificate or in a duly granted power; both documents should be prepared as contemplated in legal norms, bylaws or articles of incorporation of the counterpart. If the counterpart’s capacity has been granted through a special power, a concept of the Treasury Office Legal Management (or the area in charge thereof) should be provided. With respect to natural persons, the persons expressly authorized for doing businesses on behalf of the customer should be verified.

b. Officers shall refrain from advising their customers about the execution of operations based on rumors, speculations or assumptions of the market. Treasury operations shall be based on public information and should be in compliance with relevant governing norms. Recommendations on operations shall not be made, except when there is a previous agreement between the parties or in those cases where regulation applicable to the Company may demand it.

c. Consultation and explanation documents shall be made available for customers in relation to implications of several operations, the way operations should be legalized, and any other kind of information which allows the customers to act carefully and with due diligence in relation to the business executed.

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2.6. Duties and Obligations Related to Closing of Operations.

Officers executing treasury operations shall observe the following policies associated to closing of operations:

- Officers in charge of negotiations shall act with an impartial criterion, making sure that all operations are strictly closed at the market price. Consequently, agreements between operators for exchanging instruments or securities at prices different from the market price intended to alter payment price shall not be allowed. Relevant registration should comply with the entire agreement between the parties.

- Reported operations outside market averages or prices, according to methodologies defined by the marker risk area, shall be accompanied by a written explanation given by the officers in charged of such negotiations. This explanation shall be sent to the market risk area within a maximum term of two (2) working days from the date the operation was reported.

- By no means, officers in charge of treasury negotiations shall make decisions which may affect reality of the Companies’ results, such as omission of operations in future commitments, change of basic rates and margins agreed, and procedures to conceal losses or defer profits.

- Officers shall register on a timely basis in the investment control administrative systems all conditions of the operations completed, making the best effort to comply with the opportunity and efficiency criteria of the operations.

- Officers shall report any operation executed in violation of policies established or caused by errors made which can result in an economic loss and, in all cases, they shall refrain from executing future treasury operations intended to compensate or try to conceal losses

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SECTION 3. POLICIES RELATED TO CONFLICTS OF INTEREST.

Since all potential conflicts of interest which may occur when executing treasury operations cannot be described in this document, the Group relies on the commitment, transparency, good criterion, and good faith of its officers as an essential element for handling personal and professional affairs and situations which may result in a conflict of interest. Situations generating a conflict of interest have been contemplated in the Group’s Code of Ethics.

3.1. Procedures for Handling and Resolving a Conflict of Interest Situation.

As a general rule, it has been established that he/she who should make a decision related to a conflict of interest shall refrain from making such a decision and refer the case to a hierarchically superior. The Code of Ethics of the Group has set the procedure to be followed for handling and resolving a conflict of interest situation.

3.2. Separated Activities in Treasury Operations.

The Group’s officers executing securities market mediation operations shall act separately; that is, those officers acting on their own behalf shall not be allowed to act on behalf of third parties. This shall not be applied when operator may act on their own behalf to develop the market creator program executing distribution operations of securities acquired in both primary auction and debt handling operations.

Likewise, physical and operational separation of collective fund from Third Party Portfolio Management (APTS, for its initials in Spanish) shall exist from all other treasury areas.

Areas in charge of making decisions susceptible to result in a conflict of interest shall not be allowed to make decisions thereof and keep a physical and operational separation.

3.3. Policies Related to Financial Platform.

The Group Treasury Office totally complies with regulations applicable to each Company and to all relations resulting among Companies of the same Group. In order to assure that all treasury operations executed by the Companies being part of the same financial platform of the Group are executed under strict ethical and transparent parameters, the Companies shall strictly comply with the policies in relation to use of confidential information, conflict of interest, and all other ethical provisions as contemplated in the Group’s Code of Ethics.

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SECTION 4. POLICIES RELATED TO INFORMATION SAFETY.

Information is a valuable asset for the Group’s Companies. Success of treasury operations is mostly the result of the integrity, availability, and confidentiality of the information related to their products and services, and to operations executed in several markets, financial data, customers, shareholders, suppliers, and officers; for this reason, a policy related to information handling has been established and included in the “Information Safety Policies” Manual available for each Company.

Information Safety Policies as contemplated in the above mentioned manual shall be applied to all kind of information throughout its life, creation, distribution, filing, and availability cycle. Compliance with safety policies and procedures is mandatory and shall be applied to all persons using the Group’s Companies’ information systems; therefore, all officers, contractors, and external agents accessing, designing, operating or being responsible for the Group’s Companies’ information of manual and computerized systems shall be bound by such policies.

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SECTION 5. NORMS RELATED TO MEDIATION OPERATIONS APPLICABLE TO BROKERAGE FIRMS IN COLOMBIA.

In addition to provisions contemplated in this document and in the Code of Ethics of the Group, those officers working for a brokerage firm and executing mediation operations shall be bound by the following guidelines:

5.1. They shall make sure that information they have access to due to their positions is not available for people working for other departments or areas of the organization or for people from other Companies of the Group not authorized for knowing this information.

5.2. Directors and legal representatives of the brokerage firm shall not be allowed to be real beneficiaries; consequently, they shall refrain from executing negotiations on their own behalf, directly or through third parties, in relation to shares registered in the stock exchange, except for those which have been received by inheritance or legacy or when Colombia Financial Superintendency has authorized the sale of those shares in the cases where such shares have been acquired prior to the officer’s appointment as a manager. Based on internal policies, the company shall be allowed to extend such a prohibition to other officers of the Company.

5.3. Officers of the brokerage firm who execute mediation operations shall act separately in such a way that those acting on their own behalf shall not be allowed to act on behalf of third parties and those acting on behalf of third parties shall not be allowed to act on their own behalf. This shall not be applicable when operators are acting on their own behalf when developing the market creator program executing distribution operations of securities acquired through primary auction and debt management operations.

5.4. Officers of the brokerage firm who act on their own behalf shall not be allowed to execute mediation operation with securities issued, guaranteed or accepted, or which issue has been managed by the parent company, its affiliates or subsidiaries or by the stock exchange company.

5.5. Officers of the brokerage firm who execute operations on their own behalf shall not be allowed to execute operations in the secondary market, when direct or indirect counterparts are the collective funds they manager or the third parties’ securities portfolio they manage when developing portfolio management contracts.

5.6. Officers of the brokerage firm who execute mediation operations on their own behalf shall not be allowed to use resources coming from their customers or third parties in order to complete such operations.

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5.7. When an officer acting on his/her own behalf or on behalf of third parties executes mediation operations and verifies that a customer has been deemed as an investment customer, he/she shall:

a. Make his/her best effort to inure to the benefit of a customer, even above the interest of the brokerage firm.

b. Refrain from preparing, advising or executing orders which, according to his/her own professional criterion and the market conditions, may result in a clear abnormal loss risk for the customer, unless otherwise expressed by the customer in written document clearly assuming the risk.

c. In operations of the showing market when the brokerage firm is the counterpart of an investment customer, such operations shall be executed according to the market conditions.

d. In operations of the showing market when the brokerage firm is the counterpart of an investment customer, elements and conditions of the operation shall be reported to the customer.

e. In compliance with the duty of providing information, to inform his/her customers about prices of the operations ordered.

5.8. In operations executed under commission contracts, third party portfolio management contracts, and securities management contracts, officers of the brokerage firm shall be responsible for assuring the best execution in compliance with terms and conditions contemplated in the regulation applicable to the Company.

5.9. In order to avoid the use of confidential information, officers of the brokerage firm being part of the negotiation meetings (middle and back offices) shall not be allowed to order operation on behalf of related parties.

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SECTION 6. REVIEW AND UPDATE OF THIS EXHIBIT.

Ethical and behavior aspects contemplated in this document shall be reviewed at least on a biannual basis, without prejudice of the special measures requiring revision in shorter periods of time, which should be reported to the Board of Directors of the Company.

Such a revision shall be intended to:

- Include better management practices of the business and/or risks as required.

- Change business objectives and strategies.

- Change special norms and guidelines of the treasury operation.

- Change responsibilities of the areas being part of the treasury operation.

- Improve ambiguities found which may go against the applicability of already defined behavior aspects.

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Appendix No. 2

COLLECTIVE FUND MANAGEMENT ETHICS AND BEHAVIOR

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Grupo Bancolombia’s officers involved in activities (as defined below in this document) related to investment fund or collective fund management in Colombia, shall act according to the ethics and behavior norms as defined in this document, intended to complement and develop principles, values, and provisions as set forth in the Group’s Code of Ethics, in the search for respect and preservation of the investors’ rights, compliance with duties and liabilities as emerged for fund management, as well as to prevent and manage potential conflicts of interest which can occur among the entities managing the collective funds, their managers and employees, and the investors of such funds.

SECTION 1. DEFINITIONS AND GOVERNING PRINCIPLES.

1.3. Investment Fund and Collective Fund Definitions.

Any mechanism or means to manage amounts of money or other kind of assets, together with contributions of a number of specific persons when the collective fund starts operation; such resources to be managed on a collective basis in order to obtain collective economic profits.

1.4. Governing Principles.

Management of collective funds and Grupo Bancolombia Code of Ethics principles, the following governing principles shall be known, adopted, applied, and followed:

Legal Compliance: Officers shall comply with all legal provisions applicable to the Group’s Companies, especially those associated to management of collective funds of the company they work for.

Respect: Officers of the companies managing collective funds shall make their best effort to establish the best relationship with customers, consumes, competitors, and all other institutions they may interact with, and give them the best treatment and acting with respect, consideration, and understanding.

Management of collective funds shall be based on commitment, respect and fair treatment to customers and all other financial consumers, without privileges for a specific group of investors.

Loyalty: Officers of the Group’s Companies managing collective funds shall act in a honest and objective way by complying with rules, providing clear, accurate, and objective information, and showing respect for the interests of customers and all other financial consumers.

Best Execution of the Operation: The Company shall make its best effort to achieve the best execution of the operation by giving necessary care to reach the best conditions of the market for price and all other conditions of the operation at the time of the negotiation, bearing in mind kind, price, and size of the operation.

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Investors’ Interest Prevalence: Officers of the companies managing collective funds shall give preference to the collective fund investors’ interests above any other interests, including those of the managing company or entity, its shareholders, managers, officers, parent company or affiliates or subsidiaries.

Money Laundering Prevention: Officers involved in the operation should know all aspects related to prevention and control of money laundering and terrorist financing, with the purpose of applying necessary control measures as established by the Group and avoiding execution of operations which can be used as an instrument for hiding, managing, investing or using money coming from presumably illicit activities.

Preservation of the Collective Fund Good Operation and Integrity of Market in General: For the development of management of companies managing collective funds and their officers, all actions shall be executed avoiding occurrence of situations which may put at risk the normal and appropriate execution of the operation of those collective funds under the market management or integrity.

Professionalism: Officers involved in collective funds management activities shall act in a professional way with due diligence as demanded for a prudent and diligent expert when managing collective funds, in compliance with the investment policies as contemplated in each collective fund.

When analyzing prudence and diligence, the way how the Company would have acted for selecting investments shall be born in mind, no matter if investments were or were not successful operations.

Besides, an analysis of diligence with respect to a specific investment shall include the influence such investment has on the integral strategy of such collective fund, according to the relevant investment policies.

Reserve and confidentiality: Officer of the companies managing collective funds shall keep a strict reserve on the personal information of customers and investors of collective funds and refrain from using such information for own benefit or for the benefit of relatives or third parties.

Equitable Treatment Among Investors: Officers of the companies managing collective funds shall give equitable treatment to all investors showing the same objective conditions.

Transparency and Information: Management of collective funds shall be executed under a totally clear scheme by delivering true, complete, accurate, and timely information and assuring the investors’ rights to know the status and evolution of their investment in order to make relevant decisions.

The company managing the funds is bound to inform its customers and all other consumers about all services and products offered by the company in a clear and detailed way so the consumer can make relevant decisions and freely choose the information delivered.

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1.3. Regulatory Considerations.

Those having functions related to Collective Fund management should be totally knowledgeable of duties and obligations as contemplated in internal documents and legal provisions; therefore, ignorance of these documents and provisions cannot be adduced, and ignorance of them cannot be used as an excuse before an eventual noncompliance and future penalty.

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SECTION 2. DUTIES AND OBLIGATIONS.

In addition to the special duties established by legal provisions in force applicable to the companies managing the collective funds in the Code of Ethics and its exhibit “Behavior in Treasury Offices,” managers and employees shall observe the following:

a. To execute his/her management with autonomy and independence and in compliance with relevant powers he/she is invested in.

b. To provide objective, timely, complete, impartial, and clear information about collective funds, in such a way that the customer can be given judgment elements to make the most appropriate decisions for his/her own benefit.

c. To avoid potential situations which can result in conflicts of interest and to follow relevant procedures to avoid and overcome them, refraining from making decisions for his/her own benefit.

d. To keep strict reserve and confidentiality about operation and their results and about the information of financial consumers and the managing company available for him/her due to his/her position or management.

e. To refrain himself/herself from directly or indirectly executing operations using confidential information or providing this information to third parties or recommending execution of operations bases on such information.

f. To keep independence of activities and to keep independent from the personnel responsible for the execution, in conformity with legal provisions.

g. To keep assets his/her customers’ received or managed assets separated from his/her own assets and from those owned by other financial consumers.

h. To refrain from executing discriminatory or inequitable actions among investors of the collective fund who are under the same objective conditions.

i. To manage collective funds on an independent basis with respect to the interest of the managing company’s parent company and its affiliates and subsidiaries, as well as those of their custodians and shareholders.

j. To timely and appropriately document such orders and operations related to amounts specified in financial consumers’ orders.

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SECTION 3. PRESERVATION OF THE INVESTORS’ RIGHTS.

Officers who are part of the companies managing collective funds shall observe the following ethical and behavior norms:

a.	Assets of the collective fund shall be protected from management negligence or fraud; for this purpose, all decisions related to collective fund management shall be always made to the benefit of the persons adhered to collective funds and with the best execution of the operation.

b.	Investors of the funds shall be informed about the risks all investments involve; for this reason, necessary information mechanisms shall be implemented as contemplated in regulations applicable to each fund.

c.	Management of collective funds shall be executed based on the investment profile foreseen in relevant norms and guidelines; in all cases, management shall be subject to the interests such a profile intends to meet, without taking advantages of specific situations of the market which can damage the fund investors’ final interests.

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SECTION 4. PREVENTION AND MANAGEMENT OF CONFLICTS OF INTEREST.

In addition to provisions contained in the Group’s Code of Ethics with respect to conflicts of interest, managers and officers involved in activities associated to management of collective funds shall bear in mind the following action parameters:

4.1. Prohibited Activities. In relation to potential conflicts of interest, officers shall refrain from executing the following activities:

a. To develop or promote operations intended to evade governmental controls or artificial evolution of the share value.

b. To offer or manage collective fund with no legal authorization or without being approved as established by norms.

c. To grant any kind of loans with money from the collective funds, except for repo, simultaneous, and temporary operations with securities, in compliance with the investment plan of relevant collective fund, its regulations, and all other governing norms.

d. To delegate any kind of responsibilities he/she may have as the manager of collective funds, without prejudice of the cases where this kind of delegation is allowed according to regulations in force.

e. To accept participations in collective funds as a surety of credits granted to investors of such a collective fund.

f. To allow, tolerate or promote development of sales force for relevant collective fund, without following relevant requirements as contemplated in regulations in force.

g. To invest resources of the collective funds in securities whose issuer or warrantor is the same managing entity.

h. To directly or indirectly use resources for supporting liquidity of the managing entity, its subsidiaries, its parent company or the parent company’s subsidiaries.

i. To directly or indirectly acquire for the collective funds all or part of securities committed to be placed through a placement agreement before having completed the process. This does not prevent the managing entity to acquire securities from those committed to be placed upon completion of the placement process.

j. To identify a product as “collective fund” without complying with conditions contemplated in regulations in force.

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k. To directly or indirectly act as a counterpart of collective funds when developing businesses constituting their normal operation. Regulations are equally applicable when conducting operations among collecting funds, trusts or portfolios managed by the same company.

l. To directly or indirectly use assets of collective funds in order to grant benefits which facilitate execution of operations by the managing entity or people involved with the entity, by acquiring or transferring any kind of securities, making deposits in credits institutions or by any different way.

m. To indirectly or indirectly exercise political rights of collective fund investments for the benefit of people related to the managing company or people not related to the collective fund or a group of investors of the collective funds.

n. To pretend operations to purchase and sell securities or all other assets comprising the collective fund portfolios.

ñ. To manipulate the price of the collective funds portfolio or the price of its shares.

o. Not to respect prioritization of business orders for the benefit of the company managing the funds, its parent companies, subsidiaries or other collective funds managed by the managing company or third parties in general.

p. To receive any kind of loans to do collective funds businesses, except when necessary according to conditions established for the issue of securities acquired in the primary market or when it deals with privatization or share issue programs of companies; all in compliance with regulations in force.

q. To pledge, grant sureties or establish any kind of liens which may compromise the collective fund assets; however, they shall be entitled to grant sureties to support repo resulting operations, simultaneous operations, and temporary transfer operations with securities and to guarantee obligations of paragraph p above.

r. To directly or indirectly purchase or sell assets owned by partners, legal representatives or employees of the managing company of the companies managing the funds or those owned by their spouses, relatives in the second degree of consanguinity, second degree of affinity and kinship by adoption or by companies where they can be real beneficiaries of 25% or more of the company’s capital.

4.2. Situations Resulting in Conflicts of Interest.

Since it is not possible to describe all potential conflicts of interest, the Group’s companies rely on the commitment, transparency, good criterion, and good faith of its officers as an essential element for managing their personal and professional issues and for managing those situations which may result in a conflict of interest. In all cases and solely as information, the following are situations which may result in a conflict of interest:

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a. Execution of operations, with the same price, in which investment orders of several collective funds, trusts or portfolios managed by the same company are involved, case in which an investment distribution shall be executed without benefits for any specific fund which may be to the detriment of the other funds.

b. Direct or indirect investment the company managing the collective funds is trying to make in the collective funds it is managing; in this case, norms and guidelines should expressly establish the following: a) maximum percentage of shares the entity is entitled to subscribe, which can never exceed 10% of the collective fund at the time of investment; b) shares acquired during a minimum term of one (1) year shall be kept, when the term of the collective fund exceeds such a term or during half the term established for the collective fund duration when such a term is less than one (1) year.

c. Direct investment of the collective fund resources in amounts which issuer or warrantor is a parent company, its subsidiaries or subsidiaries of the managing company. This kind of investment will only be made through the securities negotiation system duly authorized by Colombia Financial Superintendency. Except for the case of exchange collective funds, the amount of money invested in such securities shall not exceed 30% assets of that collective fund. Collective funds of the money market cannot make investments in assets contemplated in this paragraph.

d. Making deposits in checking or savings accounts at the managing entity’s parent company or its subsidiaries. In no cases, the amount of these deposits will exceed 10% of the collective fund asset price.

e. With respect to the real estate and speculation Collective Funds, execution of credit operations for the collective fund, either directly or indirectly, with the managing entity’s parent company, its subsidiaries or the managing company’s subsidiaries; case in which, such credit amount shall not exceed 10% of the collective fund assets.

f. Investment in collective funds managed by the managing entity, officers directly related to the collective fund management or any other officer involved in investment and market risk management decision making processes.

4.3. Measures for Preventing Occurrence of a Conflict of Interest.

Managing entities shall implement the following measures with the purpose of preventing occurrence of conflicts of interest and assuring an independent management for the benefit of the collective funds investors, as well as a separation from all other activities developed and appropriate management of associated information:

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a.	To work independently from staff responsible for execution of collective funds, according to guidelines which allow making differences between activities and responsibilities assigned to officers responsible for management and administration of collective funds.

b.	Exclusive dedication of collective funds managers and prohibition for them to manage individual portfolios.

c.	Keeping information which should be submitted to reserve by the company’s officers.

d.	Officers in charge of executing collective fund operations shall not be involved in making investment decisions on the collective funds.

e.	Legal representatives, managers, and all other officers directly involved in decision making processes with respect to collective funds shall inform their hierarchically superiors about their interest in making investments in collective funds managed by the managing company; they shall also inform the time when they have decided to redeem such investments.

f.	The Manager and members of the Investment Committee shall not be entitled to execute operations for the collective fund or execute operations on their own (own position or with own resources) when collective funds managed by the managing company are a counterpart.

g.	When an officer is facing a situation from which he/she may infer it can result in a conflict of interest as contemplated in this document and some other documents defined as behavior guidelines for officers within the entity, such as supervision and control entities norms, exchange market regulating norms, and all other norms to be followed, he/she shall report this event to his/her superior who in turn will define the means of ways to overcome such a situation, as the case may be.

h.	Personal investments made by people involved in investment management and decision making processes of the Collective Funds, shall be governed by provisions of the Exhibit “Ethics and Behavior in Treasury Offices” of the Code of Ethics.

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SECTION 5. INFORMATION RELATED TO COLLECTIVE FUNDS MANAGEMENT.

5.1. Commitment to Provide Information about Collective Funds and Their Promotion.

5.1.1. Information Scope.

Information about collective funds shall be provided in a true, verifiable, updated, objective, timely, complete, impartial, and clear way to investors of collective funds and public in general. Besides, information should be provided in good faith and respecting the free competition norms, in such a way that it is not against the commercial good faith or is intended to establish an unfair competition.

5.1.2. Information Mechanisms.

Investors or potential investors of collective funds shall be provided with the following mechanisms through which they can obtain information associated to the collective funds, as follows:

1.	Regulations.
2.	Guidelines.
3.	Technical information.
4.	Statement of Account.
5.	Report of Performance.
6.	All other documents the managing company may deem as necessary.

Information related to regulations, guidelines, and technical information of each collective fund shall be provided simultaneously on the website of the managing company or on printed media at the customer service facilities or offices, as well as at those entities with which any office network or mutual responsibility agreements had been executed.

Financial information shall be provided at effective rates, if the case may be.

5.2. Promotion through Sales Force.

People in charge of promoting collective funds shall show the following behavior which constitutes a legal obligation:

a. To identify himself/herself as an individual promoting the managing company;

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b. To provide potential investors with necessary and sufficient information as provided by the managing company in order to know both features and risks of the products promoted and make relevant investment decision.

c. Not to affirm things which can result in false, deceivable or inaccurate information about the collective fund, its investment objective, associated risks, expenses or any other aspects.

d. To make his/her best effort so that investors can make a conscious and reflexive investment according to its risk perspective.

e. To verify that investors know, understand, and accept norms and guidelines of the collective fund.

f. To know the potential investors’ risk profile and investment needs with the purpose of verifying if it is consistent with the things offered by the collective fund.

g. To refer share orders to the managing company in a diligent and timely way.

Sales Force Prohibitions.

When providing information about collective fund promotion, sales promoters shall refrain from:

a.	Guaranteeing a specific profit, without prejudice of provisions of norms in force.
b.	Deducing as final those situations which actually correspond to temporary or variable special phenomena.
c.	Promoting the fund image with conditions or characteristics which are not inherent to or established by the collective funds.
d.	Not to include all qualifications made to the collective fund or reveal incomplete information about the qualifications.
e.	Any other action which may go against legal provisions or norms of Colombia Financial Superintedency.
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SECTION 6. COLLECTIVE FUNDS CONTROL ENTITIES.

Management entities shall execute their activities in a professional and responsible way assuring an appropriate management and control of the risk associated to management of collective funds. The Board of Directors shall set relevant general prevention, monitoring, and management policies with respect to risks which can affect the funds, as well as specific policies for each fund according to both modality and profile.

For promoting compliance with legal norms, ethical policies and behavior, and several elements and components of the Internal Control System, the company managing collective funds shall have a Norm Comptroller, an Internal Auditor, and an Audit Office.

6.1. Norm Comptroller.

A norm comptroller shall be a particular person appointed by the Board of Directors of the managing company; he/she shall be in charge of supervising compliance with norms applicable to management and administration of collective funds, and his/her activities shall be executed without prejudice of the activities inherent to an auditor or an internal auditor. The following are some of his/her functions:

a. To set mechanisms and procedures necessary for assuring total compliance with norms of the Collective Funds, the investment regime, and policies adopted by the Board of Directors with respect to investment, appropriate evaluation of the fund and, in general, all norms and internal measures of corporate good ethics and good governance, internal control, and commercial transparency associated to the Collective Funds activity.

b. To set necessary procedures for an effective verification of both income accounting records and physical reception of resources coming from investments or creation of new participations in Collective Funds on the dates they were effectively executed.

c. To set necessary mechanisms and procedures to verify consistency among expenses incurred by collective funds and those contemplated in relevant norms.

d. To set necessary mechanisms and procedures to verify total compliance with norms associated to operations prohibited during management of collective funds.

e. To set necessary mechanisms and procedures to verify correct evaluation of collective funds investments, according to applicable norms, and to give relevant opinion if necessary.

f. To propose the Board of Directors relevant strategies associated to collective fund management, with the purpose of preventing and managing conflicts of interest, assuring accuracy and transparency when revealing financial information, as well as strategies for avoiding undue use of confidential and restricted information.

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g. To immediately inform and document the Board of Directors and Colombia Financial Superintendency about the occurrence of any event which may go against the normal and correct execution of his/her functions, as well as the occurrence of abnormal situations which may affect a proper development of the collective funds.

h. To submit, by request of the Board of Directors, relevant reports on the managing company’s compliance with norms applicable to management of collective funds, informing those cases where noncompliance was detected, corrections made, and results obtained.

i. To supervise development and update of the Managing Company’s procedure guidelines, the Code of Ethics, and the Code of Good Governance, as well as all internal documents associated to internal control issues.

j. To be updated concerning any modifications made to norms applicable to collective funds and to inform those modifications to the managing company’s Board of Directors.

k. To design necessary mechanisms and procedures which allow making both follow-up and supervision to decisions made by the Manager of the collective funds and the investment committee.

l. All other activities which may be established by the Board of Directors of the managing company.

6.2. Internal Audit.

The Group has an audit department in charge of evaluating the internal control system, the risk management, and the good governance of each company, thus improving its efficiency. Among the audit activities of the managing company, we can find those intended to verify and evaluate efficiency of control, risk, and good governance systems associated to management of collective funds.

6.3. Auditor.

The Managing Company’s auditor shall exercise those functions inherent to his/her position with respect to the Collective Funds managed by the Company.

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Appendix No. 3

ETHICS AND BEHAVIOR FOR CONTROL AND SUPERVISION ENTITIES OF THE GROUP’S COMPANIES

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Grupo Bancolombia is aware of the importance of having external and internal control and supervision entities which can verify compliance with several obligations, commitments, and provisions governing the Group’s companies’ operation. The Group’s control and supervision entities are an Audit or External Audit firm, an Internal Audit firm, the Norm Comptroller (when companies are legally required to have one), and a Compliance Officer, which all make their best effort to reach an effective, efficient, and timely operation of the Money Laundering and Terrorist Financing Risk Management System, without prejudice of other private control entities the Group’s Companies may have and those this document may be applicable to according to the Company’s internal policy.

Transparency, respect, and professionalism shall prevail over all other actions executed by the Group’s Companies’ control and supervision entities and the officers making part of those entities; therefore, the Group’s expectation is that such entities may observe provisions of law, statutes, and norms applicable to its policies, guidelines, and internal documents, and relevant applicable ethics and behavior policies and guidelines.

As a complement to such provisions, the control and supervision entities of the Group’s Companies should be bound by the ethics and behavior norms as defined by this document; norms intended to complete and develop principles and values contemplated in the Group’s Code of Ethics.

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SECTION 1. GOVERNING PRINCIPLES.

Control and supervision entities (and their officers) in charge of supervising Grupo Bancolombia’s companies should know and adopt the following governing principles:

Objectivity and independence: This is the highest neutrality level to be observed by people and entities in charge of control and supervision operations when collecting, evaluating, and disclosing information about the activity or process to be evaluated, conducting a balanced evaluation of all relevant circumstances and making judgment without conditions and avoiding influences from third parties not related to control and supervision operations.

Integrity: Integrity deals with execution of work with honesty, diligence, and responsibility, with respect for norms in force applicable to the Group’s companies, regulation applicable to control and supervision entities; refraining from participating in illicit activities or actions which go against their profession or against the organization they work for; and respecting and applying principles, measures, and ethical guidelines of the Group.

Professionalism and Competence: Control and supervision entities shall hire a staff with appropriate and suitable qualities and competences to carry out their activities, such as knowledge and technical preparation for conducting an optimal performance of their functions, and necessary skills and availability to meet with their responsibilities.

Confidentiality: Control and supervision entities shall protect and keep the information provided to them and owned by the Group’s Companies or their several groups of interest. Access to confidential or restricted information of the Company should be managed on a confidential basis and shall not be disclosed without prior authorization, unless there is a legal or professional requirement to do it or when it has been required by competent legal authorities.

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SECTION 2. DUTIES AND OBLIGATIONS.

Control and supervision entities and their officers shall comply with the following duties and obligations:

1.	With the purpose of applying the professionalism principle, control and supervision entities should have a suitable and sufficient supporting team consistent with nature, size, and complexity of companies to be audited and supervised, and with operations and activities subject to control and supervision.

2.	With the purpose of applying the objectivity principle, control and supervision entities as well as their officers shall refrain from participating in activities or affairs which, at their discretion, may go against an objective and impartial evaluation, and they shall not accept anything which, at their discretion, may go against their professional judgment. This participation includes those activities or affairs which can result in a conflict of interest with a Group’s company.

3.	External control and supervision entities such as the Audit Office or External Audit Office and the Norm Comptroller are not entitled to receive from the company or the whole Group (in case several operations are conducted for several companies) income representing 25% per year or more of total income earned by the control and supervision entity.

4.	The Group’s companies shall make operations of control and supervision entities easier; for this purpose, control and supervision entities shall submit at least once a year a plan of activities including topics and periods of execution of the number of control and supervision operations.

5.	Control and supervision entities shall obtain solid, valid, complete, and sufficient evidence through analysis, inspection, observation, interrogation, confirmation, and some other necessary procedures which allow reaching objective and reasonable conclusions in order to determine the existence of findings or identification of situations which can result in clarifications or observations to opinions and evaluations related to audited, supervised, and controlled processes and activities.

6.	All evidences found by control and supervision entities shall be duly supported and shall include reliable consulted internal and external sources. Those documents accessed by control and supervision entities of the Group’s companies which can be confidential or restricted, shall be destroyed when relevant reports are completed including the main conclusions of the operation. In those cases where confidential and restricted documents should be kept by legal regulations, control and supervision entities should adopt necessary mechanisms to give special protection to those documents.

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7.	Each control entity shall submit relevant reports to the Group’s Companies’ Management, including the main observations, clarifications, and findings. Such reports should be known and reviewed by the Company’s management in order to create relevant action and implementation plans.
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Appendix No. 4

ETHICS AND BEHAVIOR WITH RESPECT TO MONEY LAUNDERING AND TERRORIST FINANCING.

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Officers of Grupo Bancolombia shall comply with norms associated to prevention and control of money laundering and terrorist financing risks.

Therefore, officers shall comply with legal regulations, norms and policies the Companies may establish, the Code of Ethics, and provisions of this document which is intended to complete and develop provisions and principles and values of Grupo Bancolombia.

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SECTION 1. DEFINITIONS AND GOVERNING PRINCIPLES.

1.1. Definitions: In compliance with provisions set forth in this document the following definitions shall be taken into account:

- Beneficiary/ Final Beneficiary: Any natural or juridical person (not holding the customer status) who owns or is the beneficiary of resources or goods subject matter of the contract or any natural or juridical person duly authorized or invested in powers to use such resources or goods according to each product and in compliance with provisions of the Risk Management System.

- Channels: Means each company chooses for having a more complete, efficient, and economic distribution of products or services, in such a way that consumers can acquire them as easily as possible.

- Customer: Natural or juridical persons (residents or not) who are related to products/services of Grupo Bancolombia’s entities, both in legal currency and foreign currency, as well as those persons with whom the Group’s entities have established a contracting and/or commercial relationship through all their channels for developing the business and processes and, in general, in all relevant procedures according to risk classifications adopted by the Group’s entities.

- Unusual Operations: Those transactions or events which characteristics are not consistent with the economic activity reported, the market, the product, and the information of external sources, or when the Group’s company has not found reasonable explanations or justifications.

- Suspicious Operation: All actions, operations or transactions which, according to relevant use and habits, may result unusual or economically or juridically unjustified, either isolated or reiterated. A suspicious operation is also that activity which is totally abnormal and/or not exhibiting a logical and justified reason.

- PEP’s: A PEP –Publically and Politically Exposed Person- shall exclusively be natural or juridical persons; these latter when by regulations set forth in national or international jurisdictions where Grupo Bancolombia has presence may demand it, and those juridical persons who due to their profile or activities performed can expose, at a higher degree, the companies to money laundering and/or terrorist financing, but complying with some of the following requirements:

1.  Due to their position, they manage public resources: Among their functions, they are or have been assigned some of the following:

a) Public expenditure allotment.

b) Coordination, management, and control of public contracting; or

c) Direct interference in political decisions about budget or public estate.

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2. A certain degree of public power is held by those persons who occupy or have occupied public positions or functions in the executive, legislative, administrative, military or judicial branches within the country or abroad, as well as those persons who are not public officers but hold a political position within the governmental system of a country; for instance: members of political parties, candidates to popular elections, any corporation, company or other kind of entities which have been incorporated on behalf of or to the benefit of these persons.

3. Public recognition is invested in those persons who are outstanding nationwide (excluding any regional or local recognition) and foreigners having international recognition due to their performance in any special field of arts, show business, sports, sciences, etc.

However, their relatives (“immediate family”) until the second degree of consanguinity (parents, children, and siblings), second degree of affinity (in-laws), the spouse or permanent partner, and their close collaborators (advisors, accountants, attorneys, etc.), shall not be deemed as PEP’s, unless otherwise established by the legislation of each jurisdiction.

- Money Laundering Risk: A potential loss or damage a supervised entity may suffer due to its tendency to be used directly or through its operations as an instrument for money laundering and/or terrorist financing activities, or when concealment of assets coming from such activities is intended. ML/TF risk is materialized through associated risks such as: legal risk, reputation risk, operational risk, and contagion risk the entity is exposed to and resulting in a negative economic effect for its financial stability when it is used for such activities.

1.2. Governing Principles.

Commitment to Transparency, Control, and Prevention Policies with Respect to Money Laundering and Terrorist Financing: Officers shall totally comply with all legal provisions and policies, procedures, methodologies, and instructions set forth by Grupo Bancolombia in relation to prevention and control of money laundering and terrorist financing. Officers shall also observe behavior principles and norms as contemplated by each entity and compliance with ethical principles shall prevail above the achievement of goals.

Knowledge of Customers: For all officers knowing customers shall be the base of their management with the purpose of preventing the Group from being used for money laundering and terrorist financing activities. The Group shall establish relevant policies and procedures to be observed in order to carry out the activities to be used for knowing the customers.

Reservation and Confidentiality about Aspects Related to the Money Laundering Management System: Officers shall keep total reservation and confidentiality about work documents and confidential information under their custody, as well as information they may know during their activities, especially reports on suspicious operations, existence and content of policies, processes, and tools of the money laundering management system, as well as analysis, investigation or inquiry of information carried out by internal and external control and supervision entities in relation to the customers’ operations.

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Sending Warnings Related to Unusual Operations: Officers of Grupo Bancolombia shall have in mind the following guidelines when sending warning notices about unusual operations:

- Warnings sent should be related to potential money laundering and/or terrorist financing activities, as well as other crimes, according to norms established in each jurisdiction.

- All warnings, facts, situations or events related to compiling carried out by each of the Group’s entities with respect to money laundering and/or terrorist financing shall be taken into account.

- When a customer has been reported due to a suspicious operation and the customer later submits relevant supporting documents justifying such an operation, the documents submitted shall be then evaluated by the compliance area in order to determine its potential elimination of the suspicious status from the internal risk listings.

Report of Suspicious Operations: Not all unusual operations shall be deemed as suspicious operations. Some unusual operations can be legally and reasonably justified. The Report on Suspicious Operations shall be made on behalf of the Group’s entity; however, the compliance area shall be the only body authorized by the entity to submit the Report on Suspicious Operations before relevant authorities in charge of Money Laundering and Terrorist Financing activities.

Money Laundering and Terrorist Financing Risk Management System: The Group shall have a money laundering and terrorist risk management system consisting of policies, procedures, methodologies, and tools for identification, measurement, evaluation, control, and monitoring of such risks.

SECTION 2. DUTIES AND OBLIGATIONS.

Officers of the Group shall comply with the following duties and obligations associated to money laundering and/or terrorist financing risk management:

2.1. To report any potential improper event they may know about Money Laundering and/or Terrorist Financing through the Ethics Line of before their immediate superior, as well as any failure, abnormality or unusual behavior associated to Money Laundering and/or Terrorist Financing they may know. According to how serious the event may be, such a situation shall also be reported directly to the Compliance Area, the Control Area and/or the Human Management Area.

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2.2. To make the best efforts necessary to verify that people deemed as customers and those aspiring to be customers exhibit a source of funds deemed as legal. Therefore, people appointed by each company of the Group shall commit themselves to record or manage the commercial relationship to them, to know their economic activity or occupation, and to conduct a permanent and effective follow up to them. In order to know the customers, the risk qualification assigned to them shall be taken into account, according to several risk factors of the Money Laundering and/or Terrorist Financing Risk Management System.

2.3. When norms demand it or the entity’s policies establish it, officers responsible for managing the commercial relationship with customers shall make sure that their customers appropriately complete the updated forms and submit relevant documents supporting the information based on the risk criteria.

2.4. To give notice to the compliance officer or compliance area when they may be aware of the occurrence of an unusual operation executed by any natural or juridical person having commercial, business or service relationships with the Group’s entities, by a notice prepared according to the means established by the entity for such a purpose. Likewise, they shall send the supporting documents when they have them available.

2.5. During the term of the commercial relationship, officers responsible for managing relationships with customers shall monitor their operations with the purpose of detecting any suspicious activity, by comparing the information provided by customers to real operations.

2.6. To attend relevant training and education programs about Money Laundering and/or Terrorist Financing prevention and control, offered by the Group’s companies. The on-site and virtual training programs (according to their objectives) shall be evaluated (graded) and results obtained by the employees and supporting documents shall be sent to respective areas of each entity for relevant control. Employees contracted by Grupo Bancolombia shall enter the introduction program about the Money Laundering and/or Terrorist Financing Risk Management System during a period of time as established for that purpose.

2.7. In relation to the channels allowing executing operations with foreign currency (before relevant monetization of such transactions or relevant delivery to the customers/users), officers in charge of executing such operations shall verify in the risk listings at least the information provided by the person ordering the operation and/or beneficiary, in compliance with norms applicable to each company and relevant policies as defined by the Group.

2.8. To refrain from establishing commercial relationships with natural or juridical persons the Group has reported before relevant authorities as people conducting suspicious operations and people with whom the Group has decided to terminate commercial relationship, as well as people who are included in OFAC or UN listings or other kind of risk lists associated to Money Laundering and/or Terrorist Financing; and when these people have established a relationship with other people included in such a listings and whose degree of commitment or contact may expose the Group’s entities, all based on prior evaluations made by the compliance area.

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2.9. The Group’s Companies shall be entitled to execute operations with PEP’s, but execution of the same shall be made with a higher due diligence. Inclusion of this kind of potential customer or their continuance in the Group is subject to a prior visit and/or interview, as contemplated in the Money Laundering and/or Terrorist Financing Risk Management System of each company.

2.10. Grupo Bancolombia shall only deem as potential correspondents those financial institutions subject to supervision by the banking authority of the country where the institution has its domicile. Hence, the Group’s officers shall not initiate any correspondent relationship with Shell banks or Offshore banks not having physical presence and not supervised by financial entities known as first order institutions.

2.11. When dealing with opening of products in favor of political campaigns and/or political parties in Colombia, offices of the Group shall adopt relevant methodologies to identify and know the contributors and donors, as established by the Group’s entities in relation to Money Laundering and/or Terrorist Financing, in such a way that a strict control and monitoring system of operations executed can be run.

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